Exhibit 99.1

AT THE COMPANY

Clifford Bolen

Chief Financial Officer

(312) 738-4500

FOR IMMEDIATE RELEASE

FRIDAY, August 6, 2004

Vita Foods Reports Q2 Sales of $10.7 Million, 9-Cent Per-Share Loss

Chicago, IL, August 6, 2004 – For the second quarter ended June 30, 2004, Vita Food Products, Inc. (AMEX: VSF) today announced a consolidated net loss of $340,000, or $(0.09) per share, compared to net income of $321,000 or $0.08 per share in the second quarter of 2003.  The Vita seafood segment, which is engaged in the processing and sale of herring products and cured and smoked salmon products as well as complementary specialty food products, experienced a net loss of $561,000 compared to net loss of $213,000 in 2003.  The net loss for the Vita seafood segment primarily arose from Vita seafood’s largest customer discontinuing sales of a Vita salmon product and increased costs of raw materials compared to the prior year quarter.  The Company’s other business segment, Vita Specialty Foods (“VSF”), which is engaged in the processing and sale of salad dressings, marinara sauces, cooking sauces, honey and other specialty food products, partially offset Vita seafood’s net loss with net income of $221,000 in the second quarter of 2004 compared to net income of $533,000 in the second quarter of 2003.  The lower net income for VSF was primarily attributable to a $1.6 million reduction in net sales, thus resulting in lower gross profit of $414,000, coupled with a $115,000 increase in selling, marketing and distribution expenses which were then partially offset by a reduction in income tax expense of $209,000.  The reduction in VSF sales, in part, was due to a timing issue from a large seasonal order of sauces that is timed to ship during the third quarter of 2004; the comparable shipment was made during the second quarter of 2003 for $675,000.  In addition, VSF shipped certain orders of barbeque and other hot-fill sauces totaling $925,000 during the second quarter of 2003 as part of seasonal and other product promotions by three customers.  Although VSF hoped to receive similar orders in the second quarter of this year, the orders were not repeated.

Consolidated net sales for the second quarter of 2004 were $10.7 million, compared with $12.9 million in the second quarter of 2003.  Vita seafood’s net sales for the second quarter of 2004 were $4.5 million compared to $5.1 million from the prior year quarter, representing a 12% decrease.  The decrease was due to the factors discussed above.  VSF’s net sales for the second quarter were $6.2 million compared to $7.8 million for the prior year quarter, representing a 21% decrease.  The decrease was a result of lower sales of hot fill products, as discussed above, net of increased salad dressing sales.  Primarily as a result of the decreased volume and higher raw material costs, consolidated gross margin for the quarter decreased to 29.2% from 32.3% in the prior year quarter.

“We are currently focused on concluding negotiations with customers which would result in significant business for both Vita seafood and Vita Specialty Foods.  We expect to generate sales growth through those efforts starting in the fourth quarter, however, we may see the results before the end of the third quarter.  We recognize that our sales results have been disappointing so far this year, but we are continuing to work diligently to increase our revenues for the remainder of the year,” said Steve Rubin, the Company’s chairman and chief executive officer.  “The Vita seafood segment results continue to show the effects of the salmon product sales lost, however, we continue to believe that we will replace that lost business starting in the fourth quarter of 2004.”

Six-Month Results

For the six months ended June 30, 2004, the Company had a consolidated net loss of $378,000 or $(0.10) per share, compared to a profit of $627,000, or $0.17 per share for the same period in 2003, a decrease of $1,005,000 or $0.27 per share.  The impact of the loss on earnings before income taxes, depreciation and amortization for the twelve months ended June 30, 2004 resulted in non-compliance of one of the Company’s debt covenants at that date.  The Company received a permanent waiver from its lender.

Consolidated net sales for the six months were $23.3 million, compared with $25.8 million for the six months ended June 30, 2003, representing a decrease of $2.5 million or 9.8%.  Vita Specialty Foods’ net sales were $12.2 million for the six months, compared with $13.5 million for the same period in 2003, representing a decrease of $1.3 million or 10%.  The largest contributing factors to this decrease were the sales of hot-filled sauces, which were down  $2.2 million or 72%, in large part due to one-time sales from the prior year period and the timing of seasonal shipments, partially offset by sales of salad dressing, which increased $1.4 million or 21%.  Vita seafood’s net sales were $11.1 million for the six months, compared with $12.3 million for the same period in 2003, representing a decrease of $1.2 million or 10% for the six-month period.  The most significant contributing factor was the $1.3 million decline in sales from the discontinuance of one specific Vita salmon product by the Company’s largest customer during the third quarter of 2003.

Vita seafood is a U.S. leader in the herring and retail packaged salmon markets, and is engaged in several other food segments, including cream cheese, cocktail sauce, tartar sauce and horseradish.  More than 95% of Vita’s sales are in kosher foods. Vita’s common stock is currently traded on the American Stock Exchange and Chicago Stock Exchange under the ticker symbol VSF.

Vita Specialty Foods, the Company’s wholly owned subsidiary, combines the products of former entities The Virginia Honey Company and The Halifax Group, Inc.  Virginia Honey was a manufacturer and distributor of honey, salad dressings, including its’ award-winning Vidalia® Onion Vinegarette salad dressing, cooking sauces, jams & jellies, and gift baskets.  Halifax was a manufacturer and distributor of licensed brand-named products including the world-renowned Jim Beam® brand of steak sauce, barbeque sauce, marinade and related products and The Drambuie® Gourmet Collection.  Halifax also manufactures and distributes the Artie Buccoä line of products based on the popular HBO® series The Sopranos®, the award-winning Scorned Woman® gourmet food line, the Oak Hill Farms® line of salad dressings and various gourmet products and branded gift items.

This release contains forward-looking statements about the Company’s future growth, profitability, introduction of new products, and competitive position.  Any such statements are subject to risks and uncertainties, including changes in economic and market conditions, the financial condition of the Company’s customers, industry competition, raw material prices, the success of new product introductions, management of growth and other risks noted in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis only as of the date hereof.

- - TABLES FOLLOW - -

VITA FOOD PRODUCTS, INC.

Condensed Consolidated Statement of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended			Six Months Ended
	Jun 30,	Jun 30,		Jun 30,	Jun 30,
	2004	2003	Change	2004	2003	Change
Net sales	$10,658	$12,855	(17)%	$23,270	$25,812	(10)%
Cost of goods sold	7,549	8,696	(13)%	16,326	17,631	(7)%
Gross margin	3,109	4,159	(25)%	6,944	8,181	(15)%

Selling and administrative expenses Selling, marketing & distribution	2,384	2,201	8%	4,912	4,241	16%
Administrative	1,116	1,232	(9)%	2,306	2,514	(8)%
Total	3,500	3,433	2%	7,218	6,755	7%
Operating profit	(391)	726	(154)%	(274)	1,426	(119)%

Interest expense	176	191	(8)%	356	378	(6)%
Income before income taxes	(567)	535	(206)%	(630)	1,048	(160)%
Income tax expense	(227)	214	(206)%	(252)	421	(160)%
Net income	$(340)	$321	(206)%	$(378)	$627	(160)%
Earnings per common share:
Basic	$(0.09)	$0.08	(213)%	$(0.10)	$0.17	(159)%
Diluted	$(0.09)	$0.08	(213)%	$(0.10)	$0.16	(163)%
Weighted average shares outstanding:
Basic	3,836	3,778		3,833	3,777
Diluted	3,836	3,873		3,833	3,862

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